 Exhibit 10.5

Egalet Corporation

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) of Egalet Corporation (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service following the closing of the initial public offering of the Company’s common stock (the “Common Stock”). Notwithstanding the foregoing, an Eligible Director may decline to receive the cash and equity compensation described in this Non-Employee Director Compensation Policy by submitting a written waiver to the Board prior to the date of on which such Eligible Director’s right to such compensation arises.

This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

Each Eligible Director will be paid an annual cash retainer in the amount set forth below in Item 1.  The Chairs of each of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees will be paid an additional cash retainer in the amounts set forth below in Item 2.   Annual cash retainers will be paid in equal quarterly installments in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a Committee of the Board at a time other than the first day of the fiscal year, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year. All annual cash fees are vested upon payment.

1.                                      Annual Board Service Retainer:

a.                                      All Eligible Directors: $25,000

2.                                      Annual Board and Committee Chair Service Retainer:

a.                                      Chair of the Board: $15,000

b.                                      Chair of the Audit Committee: $10,000

b.                                      Chair of the Compensation Committee: $7,500

c.                                       Chair of the Nominating and Corporate Governance Committee: $5,000

Equity Compensation

Each Eligible Director will be eligible for grants of nonstatutory stock options under the Company’s 2013 Stock-Based Incentive Compensation Plan (the “Plan”) in the amounts set forth below. All stock options granted under this Policy will have an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan). Subject to the

Eligible Director’s continued service on the Board through the applicable vesting date, 1/16th of the shares underlying each stock option will vest on the last day of each calendar quarter following the grant date, such that the option will become fully vested on the last day of the calendar quarter following the fourth anniversary of the date of grant.  Notwithstanding the foregoing, the options will vest in full upon a Change in Control (as defined in the Plan).

1.                                      Initial Grant: On the date of the Eligible Director’s initial election to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, be granted a stock option having a fair market value of $25,000 on the date of grant

2.                                      Annual Grant: On the date of each Company annual stockholder meeting held after the effective date of the IPO, each Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option having a Black-Scholes value of $10,000 on the date of grant.